Exhibit (a)(5)(B)

WHP Global Commences Tender Offer for Lands’ End Shares

NEW YORK, February 26, 2026 (GLOBE NEWSWIRE) – LEWHP, LLC (“Purchaser”), a wholly owned indirect subsidiary of WH Topco, L.P., d/b/a WHP Global, a leading brand management firm (“WHP Global”), announced today the commencement of a tender offer (the “Tender Offer”) to purchase up to 2,222,222 of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lands’ End, Inc. (NASDAQ: LE) (“Lands’ End”) at a price of $45.00 per Share in cash, without interest and less any applicable tax withholdings (the “Offer Price”). If Lands’ End’s stockholders tender more than 2,222,222 Shares, the Tender Offer will be subject to proration, and Purchaser will purchase Shares on a pro rata basis. As a result of the Tender Offer, WHP Global is expected to own approximately 7% of Lands’ End.

The terms and conditions of the Tender Offer are described in a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, each dated as of February 26, 2026 (as each may be amended or supplemented from time to time, collectively, the “Tender Offer Materials”).

The Tender Offer will expire at one minute past 11:59 p.m., New York City time, on March 26, 2026, unless extended (such date and time, as the same may be extended, the “Expiration Time”) or earlier terminated. In order to receive the Offer Price, holders and beneficial owners of the Shares subject to the Tender Offer must validly tender and not validly withdraw their Shares on or prior to the Expiration Time, in accordance with the procedures described in the Tender Offer Materials.

As described in the Tender Offer Materials, the closing of the Tender Offer is conditioned upon, among other things, the closing of the previously announced joint venture transaction between Lands’ End and WHP Global.

This press release is not an offer to purchase nor a solicitation of an offer to sell Shares. The Tender Offer is being made only by the Tender Offer Materials, and the information in this press release is qualified by reference to the Tender Offer Materials.

None of Purchaser, WHP Global, the Depositary (as defined below) or the Information Agent (as defined below) make any recommendation to you as to whether stockholders should tender or refrain from tendering Shares and have not authorized any person to make any such recommendation. Stockholders must make their own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, stockholders should read and evaluate carefully the information in the Tender Offer Materials and should discuss whether to tender Shares with their financial, tax or other advisors.

Georgeson LLC has been appointed as the information agent (the “Information Agent”) for the Tender Offer, and Computershare Trust Company, N.A. has been appointed as the depositary (the “Depositary”) for the Tender Offer. Questions concerning the Tender Offer may be directed to the Information Agent. You may call the Information Agent via telephone toll free at 866-946-2345 or 283-224-9035 outside the U.S. and Canada or via email at landsend@georgeson.com.

About WHP Global

WHP Global (www.whp-global.com) is a leading brand management platform founded in 2019 to acquire and grow consumer brands. Its portfolio includes 15+ powerful brands across fashion, sports, and hardgoods, generating over $7 billion in annual retail sales across 80+ countries. Headquartered in New York with offices worldwide, WHP Global partners with more than 225 leading operators and drives strategic value through proprietary initiatives, including an internal AI Innovation Lab.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements made in this press release may be deemed forward-looking statements, including any statements regarding the consummation of the Tender Offer. Any statements that are not statements of historical fact should be considered forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect Purchaser’s views as of the date of this press release and are based on Purchaser’s expectations and beliefs concerning future events, as well as currently available information as of the date of this press release. While Purchaser believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement, including, but not limited to, risks associated with the consummation of the Tender Offer; uncertainties as to the timing of the Tender Offer; and uncertainties as to how many of Lands’ End’s stockholder will tender their stock in the Tender Offer; the possibility that one or more closing conditions for the Tender Offer may not be satisfied or waived, on a timely basis or otherwise. Therefore, these statements are not guarantees of future events, results, performance or achievements, and you should not rely on them. All forward-looking statements included in this press release are based on information available to Purchaser as of the date on which such statements were made, and Purchaser assumes no obligation to update or revise any forward-looking statements to reflect events or circumstances that occur after such statements are made, except as required by law.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Shares, nor is it a substitute for the Tender Offer Materials. A solicitation and an offer to buy Shares has been made only pursuant to the Tender Offer Materials.

Lands’ End’s security holders and other investors are urged to read the tender offer materials (including an offer to purchase, a related letter of transmittal and certain other tender offer documents) and the solicitation/recommendation statement, once available, because they contain important information, which should be read carefully before any decision is made with respect to the tender offer.

Copies of the Tender Offer Materials are available free of charge at www.sec.gov. Printed copies or additional electronic copies of the Tender Offer Materials may be obtained at no cost to stockholders from the Information Agent upon request via telephone toll free at 866-946-2345 or 283-224-9035 outside the U.S. and Canada or via email at landsend@georgeson.com. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

Contacts

WHP Global

EJ Media Group

Jaime Cassavechia

jaime@ejmediagroup.com

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